CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-133765, 333-172810, 333-172811, 333-179942, 333-194151, 333-210127, 333-219991, 333-223858, 333-230545, 333-237442, 333-260123 and 333-275246) of Mitek Systems, Inc. of our reports dated December 16, 2024, relating to the consolidated financial statements of Mitek Systems, Inc., and the effectiveness of internal control over financial reporting of Mitek Systems, Inc., which appear in this Annual Report on Form 10-K of Mitek Systems, Inc. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2024.

/s/ BDO USA, P.C.
Chicago, Illinois
December 16, 2024